Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES NEW

$150 MILLION UNSECURED TERM LOAN

NEW YORK, NY, October 18, 2023 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced today that the Company entered into a new senior unsecured term loan (the “Term Loan”) with a group of existing lenders in an aggregate principal amount of $150 million. The Term Loan matures October 17, 2025 with one twelve-month extension exercisable at the Company's option, subject to certain conditions.

The Term Loan is comprised of (i) an initial principal amount of $75 million that was funded at closing and used to repay amounts outstanding under the Company’s revolving credit facility, and (ii) an additional principal amount of $75 million that can be funded in a single draw at the Company’s option any time on or prior to the 180th day following the closing date.

In connection with the Term Loan, the Company entered into $150 million of interest rate swaps to fix SOFR at 4.73% until maturity. Including the impact of the swaps, the effective interest rate on the Term Loan is 6.13% based on the Company's consolidated total indebtedness to total asset value ratio as of September 30, 2023.

"We are pleased to enhance our capital position with this new term loan, and appreciate the continued support and confidence from our lending relationships,” said Brian Dickman, Getty’s Chief Financial Officer. “This financing provides us with additional liquidity to fund our investment pipeline, while maintaining balance sheet flexibility as our platform continues to scale and the capital markets stabilize.”

The Company entered into the Term Loan with Bank of America, N.A., as administrative agent, and BofA Securities, Inc., J.P. Morgan Chase Bank, N.A., TD Bank, N.A., and Capital One, N.A. as joint lead arrangers.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of June 30, 2023, the Company’s portfolio included 1,053 freestanding properties located in 39 states across the United States and Washington, D.C.

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com